Exhibit 32.1

CERTIFICATIONS BY THE CHIEF EXECUTIVE OFFICER

PURSUANT TO 18 U.S.C. SECTION 1350

In connection with the Quarterly Report of Education Management LLC (the “Company”) for the fiscal quarter ended September 30, 2007 on the date hereof (the “Report”), I, Todd S. Nelson, President and Chief Executive Officer of the Company, hereby certify in such capacity, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company for the periods reflected therein.

Date: November 13, 2007

By:	/s/ TODD S. NELSON
Todd S. Nelson President and Chief Executive Officer